Crawford & Company®
1001 Summit Blvd
Atlanta, GA 30319
FOR IMMEDIATE RELEASE
CRAWFORD & COMPANY REPORTS SUBSTANTIALLY IMPROVED 2016 RESULTS
GENERATED RECORD CASH FLOW FROM OPERATIONS DURING 2016
COMPANY ISSUES INITIAL 2017 GUIDANCE

ATLANTA, (Feb. 27, 2017) -- Crawford & Company (www.crawfordandcompany.com) (NYSE: CRD-A and CRD-B), the world's largest publicly listed independent provider of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the fourth quarter and year ended December 31, 2016.

The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75% of CRD-A, voting as a class.

Consolidated Results
Full Year 2016 Summary

•	Revenues before reimbursements of $1.109 billion, compared with $1.170 billion in 2015

•	Net income attributable to shareholders of $36.0 million compared to a net loss of $(45.5) million in 2015

•	Diluted earnings per share of $0.67 for CRD-A and $0.60 for CRD-B, compared with $(0.79) for CRD-A and $(0.87) for CRD-B in the prior year

•
Diluted earnings per share of $0.79 for CRD-A and $0.71 for CRD-B on a non-GAAP basis in 2016, before goodwill impairment, restructuring and special charges, compared to $0.53 for CRD-A and $0.45 for CRD-B in the prior year

•	Consolidated operating earnings, a non-GAAP financial measure, were $92.1 million or 8.3% of revenues in 2016, up from $70.4 million or 6.0% of revenues in 2015

•	Consolidated adjusted EBITDA, a non-GAAP financial measure, was $126.2 million or 11.4% of revenues in 2016, up from $107.2 million or 9.2% of revenues in 2015

•	Record net cash provided by operating activities of $98.9 million, increasing 60% over 2015

Fourth Quarter 2016 Summary

•	Revenues before reimbursements of $272.4 million, compared with $284.9 million for the 2015 period

•	Net income attributable to shareholders of $7.8 million compared to a net loss of $(51.7) million in the same period last year

•	Diluted earnings per share of $0.14 for CRD-A and $0.13 for CRD-B, compared with $(0.93) for CRD-A and $(0.95) for CRD-B in the prior year quarter

•
Diluted earnings per share of $0.17 for CRD-A and $0.15 for CRD-B on a non-GAAP basis in the 2016 quarter, before goodwill impairment, restructuring and special charges, compared to $0.18 for CRD-A and $0.16 for CRD-B in the prior year quarter

•	Consolidated operating earnings, a non-GAAP financial measure, were $20.3 million or 7.4% of revenues in the 2016 fourth quarter, compared with $19.0 million or 6.7% of revenues in the 2015 period

•	Consolidated adjusted EBITDA, a non-GAAP financial measure, was $29.1 million or 10.7% of revenues in the 2016 fourth quarter, compared with $28.4 million or 10.0% of revenues in the 2015 period

Mr. Harsha V. Agadi, chief executive officer of Crawford & Company, stated, "Our vigilant focus on expense reduction positioned Crawford to deliver another strong quarter of operating margin expansion and earnings growth despite a difficult revenue environment. As a result, fourth quarter operating earnings grew 7%, driven by 80bps of consolidated operating margin expansion. For the full year 2016, our consolidated operating margin expanded by 230bps to 8.3%, firmly positioning the Company to achieve our medium term goal of delivering 10% operating margins in the future. For the full year, this margin expansion contributed to 31% consolidated operating earnings growth and the related diluted CRD-A and CRD-B earnings per share growth of 49% and 58%, respectively, before restructuring and special charges. Additionally, the Company generated record cash flows from operating activities of $98.9 million during 2016.
"We took a significant step in the fourth quarter in providing an innovative platform to serve the lower value claims market with the execution of a purchase agreement to acquire a majority interest in WeGoLook®, LLC, with the transaction closing in January 2017. WeGoLook provides Crawford with an economical, high quality, customized, fast and efficient inspection service that addresses the needs of a variety of subsectors within our industry. Importantly, this acquisition further expands our presence into adjacent markets and is intended to reduce the Company's dependence on severe weather, positioning Crawford to deliver more predictable financial results and revenue growth over time."
Mr. Agadi concluded, "2016 was a year of great progress as we delivered improved financial results and took significant steps to prepare Crawford for the challenges that lie ahead. Furthermore, some of the revenue headwinds that we have experienced, such as the runoff of large projects in our Garden City Group segment, are set to ease as we enter 2017. We will build on this momentum, and our focus will remain on generating organic growth while maintaining our cost vigilance. My team and I continue to be energized by the opportunity we see at Crawford, and we strive to unleash the Company's global potential and transform our business for the future."
Segment Results for the Fourth Quarter and Full Year
U.S. Services
U.S. Services revenues before reimbursements were $57.4 million in the fourth quarter of 2016, increasing 1% from $56.8 million in the fourth quarter of 2015. Operating earnings were $7.7 million in the 2016 fourth quarter, compared with $7.9 million in the fourth quarter of 2015, representing operating margins of 13% in the 2016 period and 14% in the 2015 period.
For the year, U.S. Services revenues before reimbursements decreased 5% to $231.2 million in 2016 compared with $242.5 million in 2015. Operating earnings increased to $35.7 million in 2016, from $32.7 million in 2015, representing operating margins of 15% and 13% in 2016 and 2015, respectively.
International
Fourth quarter 2016 revenues before reimbursements for the International segment totaled $117.5 million, compared with $124.9 million in the 2015 fourth quarter. This decrease was primarily due to changes in foreign exchange rates which negatively impacted revenues by approximately 4%, or $6.1 million, in the period. International segment operating earnings were $11.3 million in the 2016 fourth quarter, compared with $7.3 million in the 2015 fourth quarter. The segment's operating margin was 10% in the 2016 period compared with 6% in the 2015 period.
For the year, revenues before reimbursements in our International segment totaled $479.9 million in 2016, compared with $506.7 million in 2015. The decrease in revenue was the result of changes in foreign exchange rates of 6% or $29.6 million in 2016 compared with 2015. International segment operating earnings were $42.5 million in 2016, compared with $18.8 million in 2015, representing operating margins of 9% in 2016 compared with 4% in 2015.

Broadspire
Broadspire segment revenues before reimbursements were $74.0 million in the 2016 fourth quarter, down from $75.4 million in the 2015 fourth quarter. Broadspire recorded operating earnings of $6.5 million in the fourth quarter of 2016, representing an operating margin of 9%, compared with $7.0 million, or 9% of revenues, in the 2015 fourth quarter.
For the year, Broadspire segment revenues before reimbursements increased 3% to $302.0 million in 2016 compared with $293.0 million in 2015. Broadspire recorded operating earnings of $30.0 million in 2016, or 10% of revenues, compared with $24.0 million, or 8% of revenues, in 2015.
Garden City Group
Garden City Group revenues before reimbursements were $23.6 million in the fourth quarter of 2016, compared with $27.7 million in the same period of 2015. Operating earnings were $1.3 million in the 2016 fourth quarter compared with $1.7 million in the 2015 period. The segment's operating margin for the 2016 quarter was 6% in both the 2016 and 2015 periods.
For the year, Garden City Group revenues before reimbursements were $96.2 million in 2016, compared with $128.2 million in 2015. Operating earnings were $7.8 million in 2016, compared with $11.5 million in 2015, with the related operating margin decreasing to 8% in 2016 from 9% in 2015. At December 31, 2016 there was a backlog of projects awarded totaling approximately $81.0 million, the same as at December 31, 2015.
Unallocated Corporate and Shared Costs, Net
Unallocated corporate costs were $6.5 million in the fourth quarter of 2016, compared with $5.0 million in the same period of 2015. The increased costs for the fourth quarter of 2016 were due to an increase in professional fees and defined benefit pension expense, partially offset by a decrease in self-insured expenses.
Unallocated corporate costs were $24.0 million in 2016, compared with $16.6 million in 2015. The increase in 2016 compared with 2015 was due to an increase in U.S. defined benefit plan expense, unallocated professional fees, and incentive compensation.

Goodwill Impairment, Restructuring and Special Charges
The Company recorded restructuring and special charges of $2.1 million and $18.0 million in the 2016 and 2015 fourth quarters, respectively. Restructuring costs of $2.0 million in the 2016 quarter were comprised of costs associated with the ongoing implementation of our Global Business Services Center and Global Technology Services Center (the "Centers"), integration costs related to the GAB Robins acquisition, cease use charges and asset impairment charges. Special charges in the 2016 quarter were for certain legal and professional fees.
The Company recorded restructuring and special charges of $9.5 million and $34.4 million in the 2016 and 2015 full year periods, respectively. Restructuring costs of $8.6 million in 2016 were comprised of costs associated with the ongoing implementation of the Centers, integration costs related to the GAB Robins acquisition, cease use charges and asset impairment charges. Special charges of $0.9 million in 2016 were for certain legal and professional fees.
The Company recognized goodwill impairment charges in the amount of $49.3 million in the 2015 fourth quarter and 2015 full year. The noncash goodwill impairment charges were not reflected in segment operating earnings. No goodwill impairment charges were recorded in 2016.

Balance Sheet and Cash Flow
The Company's consolidated cash and cash equivalents position as of December 31, 2016 totaled $81.6 million compared with $76.1 million at December 31, 2015.
The Company's operations provided a record $98.9 million of cash during 2016, compared with $61.7 million in 2015. The 60% improvement in cash provided by operating activities in 2016 compared with 2015 was primarily due to increased net income and a decrease in working capital requirements.
2017 Guidance
Crawford & Company is issuing its initial guidance for 2017 as follows:

•	Consolidated revenues before reimbursements between $1.10 and $1.13 billion;

•
After expected restructuring and special charges, net income attributable to shareholders of Crawford & Company between $34.0 and $39.0 million, or $0.63 to $0.73 diluted earnings per CRD-A share, and $0.55 to $0.65 diluted earnings per CRD-B share;

•	Consolidated operating earnings between $90.0 and $100.0 million;

•	Consolidated adjusted EBITDA between $130.0 and $140.0 million;

•
Before expected restructuring and special charges, net income attributable to shareholders of Crawford & Company on a non-GAAP basis between $43.0 and $48.0 million, or $0.78 to $0.88 diluted earnings per CRD-A share, and $0.71 to $0.81 diluted earnings per CRD-B share.

The Company expects to incur restructuring and special charges in 2017 totaling approximately $13.0 million pretax. This is expected to be comprised of $3.0 million related to the Centers and $10.0 million related to other restructuring activities.
To a significant extent, Crawford's business depends on case volumes. The Company cannot predict the future trend of case volumes for a number of reasons, including the fact that the frequency and severity of weather-related claims and the occurrence of natural and man-made disasters, which are a significant source of claims and revenue for the Company, are generally not subject to accurate forecasting.

Conference Call
As previously announced, Crawford & Company will host a conference call today, February 27, 2017 at 4:30 p.m. Eastern Time to discuss its fourth quarter and full year 2016 results. The conference call can be accessed live by dialing 1-800-374-2518 and using passcode 6371106. A presentation for today’s call can also be found on the investor relations portion of the Company’s website, http://www.crawfordandcompany.com. The call will be recorded and available for replay through March 27, 2017. You may dial 1-855-859-2056 to listen to the replay. The access code is 6371106.

Non-GAAP Presentation
In the normal course of business, our operating segments incur certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under GAAP, these out-of-pocket expenses and associated reimbursements are required to be included when reporting expenses and revenues, respectively, in our consolidated results of operations. In the foregoing discussion and analysis of segment results of operations, we do not include a gross up of segment expenses and revenues for these pass-through reimbursed expenses. The amounts of reimbursed expenses and related revenues offset each other in our results of operations with no impact to our net income (loss) or operating earnings (loss). A reconciliation of revenues before reimbursements to consolidated revenues determined in accordance with GAAP is self-evident from the face of the accompanying unaudited condensed consolidated statements of operations.

Operating earnings is the primary financial performance measure used by our senior management and chief operating decision maker ("CODM") to evaluate the financial performance of our Company and operating segments, and make resource allocation and certain compensation decisions. Unlike net income, segment operating earnings is not a standard performance measure found in GAAP. We believe this measure is useful to others in that it allows them to evaluate segment and consolidated operating performance using the same criteria used by our senior management and CODM. Consolidated operating earnings represent segment earnings including certain unallocated corporate and shared costs, but before net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, goodwill impairment charges, restructuring and special charges, income taxes, and net income or loss attributable to noncontrolling interests. The reconciliation of operating earnings to net income attributable to shareholders of the Company on a GAAP basis is presented below.
Adjusted EBITDA is not a term defined by GAAP and as a result our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies. However, adjusted EBITDA is used by management to evaluate, assess and benchmark our operational results and the Company believes that adjusted EBITDA is relevant and useful information widely used by analysts, investors and other interested parties. Adjusted EBITDA is defined as net income attributable to shareholders of the Company with adjustments for depreciation and amortization, net corporate interest expense, income taxes, goodwill impairment charges, restructuring and special charges, and stock-based compensation expense.
Unallocated corporate and shared costs represent expenses related to our chief executive officer and Board of Directors, certain provisions for bad debt allowances or subsequent recoveries such as those related to bankrupt clients, defined benefit pension costs or credits for our frozen U.S. pension plan, certain self-insurance costs and recoveries, and professional fees for corporate level projects that are not allocated to our individual operating segments but are included in our financial performance measure of consolidated operating earnings. Restructuring and special charges are non-core items not directly related to our normal business or operations, or our future performance.
Income taxes, net corporate interest expense, stock option expense, and amortization of customer-relationship intangible assets are recurring components of our net income, but they are not considered part of our consolidated or segment operating earnings because they are managed on a corporate-wide basis. Income taxes are calculated for the Company on a consolidated basis based on statutory rates in effect in the various jurisdictions in which we provide services, and vary significantly by jurisdiction. Net corporate interest expense results from capital structure decisions made by senior management and the Board of Directors and affecting the Company as a whole. Stock option expense represents the non-cash costs generally related to equity awards and employee stock purchase plan expenses which are not allocated to our operating segments. Amortization expense is a non-cash expense for finite-lived customer-relationship and trade name intangible assets acquired in business combinations. None of these costs relate directly to the performance of our services or operating activities and, therefore, are excluded from segment operating earnings in order to better assess the results of each segment's operating activities on a consistent basis.
Income taxes are calculated for the non-GAAP presentation of net income before goodwill, restructuring and special charges based on statutory rates in effect in the various jurisdictions in which charges exist, and vary by jurisdiction.

Following is a reconciliation of segment and consolidated operating earnings to net income attributable to shareholders of Crawford & Company on a GAAP basis. The reconciliation of 2017 guidance is to the midpoint of the guidance range.

	Quarter ended		Year ended		Full Year
(in thousands)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015	Guidance 2017
Operating earnings:
U.S. Services	$7,704	$7,865	$35,716	$32,702
International	11,295	7,315	42,538	18,799
Broadspire	6,506	7,036	30,003	24,017
Garden City Group	1,306	1,694	7,843	11,507
Unallocated corporate and shared costs, net	(6,517)	(4,957)	(23,971)	(16,605)
Consolidated operating earnings	20,294	18,953	92,129	70,420	$95,000
(Deduct) add:
Net corporate interest expense	(1,632)	(2,145)	(9,185)	(8,383)	(11,000)
Stock option expense	(218)	(76)	(621)	(433)	(675)
Amortization expense	(2,312)	(2,886)	(9,592)	(9,668)	(11,700)
Goodwill impairment charges	—	(49,314)	—	(49,314)	—
Restructuring and special charges	(2,059)	(18,012)	(9,490)	(34,395)	(13,165)
Income taxes	(5,536)	1,503	(25,565)	(13,832)	(20,960)
Net (income) loss attributable to non-controlling interests	(773)	306	(1,710)	117	(1,000)
Net income (loss) attributable to shareholders of Crawford & Company	$7,764	$(51,671)	$35,966	$(45,488)	$36,500

Following is a reconciliation of net income attributable to shareholders of Crawford & Company on a GAAP basis to adjusted EBITDA. The reconciliation of 2017 guidance is to the midpoint of the guidance range.

	Quarter ended		Year ended		Full Year
(in thousands)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015	Guidance 2017
Net income (loss) attributable to shareholders of Crawford & Company	$7,764	$(51,671)	$35,966	$(45,488)	$36,500
Add (deduct):
Depreciation and amortization	10,100	11,279	40,743	43,498	47,375
Stock-based compensation	2,006	860	5,252	3,229	6,000
Net corporate interest expense	1,632	2,145	9,185	8,383	11,000
Goodwill impairment charges	—	49,314	—	49,314	—
Restructuring and special charges	2,059	18,012	9,490	34,395	13,165
Income taxes	5,536	(1,503)	25,565	13,832	20,960
Adjusted EBITDA	$29,097	$28,436	$126,201	$107,163	$135,000

Following is information regarding the weighted average shares used in the computation of basic and diluted earnings per share.

	Quarter ended		Year ended
(in thousands)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Weighted-Average Shares Used to Compute Basic Earnings (Loss) Per Share:
Class A Common Stock	30,978	30,381	30,793	30,596
Class B Common Stock	24,690	24,690	24,690	24,690
Weighted-Average Shares Used to Compute Diluted Earnings (Loss) Per Share:
Class A Common Stock	32,050	30,381	31,530	30,596
Class B Common Stock	24,690	24,690	24,690	24,690

Further information regarding the Company's operating results for the quarter and year ended December 31, 2016, financial position as of December 31, 2016, and cash flows for the year ended December 31, 2016 is shown on the attached unaudited condensed consolidated financial statements.
About Crawford & Company
Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world's largest publicly traded independent provider of claims management solutions to insurance companies and self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford Solution® offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management; workers' compensation claims and medical management; and legal settlement administration.
The Company's shares are traded on the NYSE under the symbols CRD-A and CRD-B. The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock than on the voting Class B Common Stock, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless different consideration is approved by the holders of 75% of the Class A Common Stock, voting as a class.
Earnings per share may be different between CRD-A and CRD-B due to the payment of a higher per share dividend on CRD-A than CRD-B, and the impact that has on the earnings per share calculation according to generally accepted accounting principles.
FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

This press release contains forward-looking statements, including statements about the expected future financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company's present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company's reports filed with the SEC and available at www.sec.gov and in the Investor Relations section of Crawford & Company's website at www.crawfordandcompany.com.

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Three Months Ended December 31,	2016	2015	% Change

Revenues:
Revenues Before Reimbursements	$272,423	$284,875	(4)%
Reimbursements	21,201	15,629	36%
Total Revenues	293,624	300,504	(2)%

Costs and Expenses:
Costs of Services Provided, Before Reimbursements	193,125	206,680	(7)%
Reimbursements	21,201	15,629	36%
Total Costs of Services	214,326	222,309	(4)%

Selling, General, and Administrative Expenses	61,670	62,256	(1)%
Corporate Interest Expense, Net	1,632	2,145	(24)%
Goodwill Impairment Charges	—	49,314	nm
Restructuring and Special Charges	2,059	18,012	(89)%
Total Costs and Expenses	279,687	354,036	(21)%

Other Income	136	52	162%

Income (Loss) Before Income Taxes	14,073	(53,480)	126%
Provision (Benefit) for Income Taxes	5,536	(1,503)	468%

Net Income (Loss)	8,537	(51,977)	116%

Net (Income) Loss Attributable to Noncontrolling Interests	(773)	306	nm

Net Income (Loss) Attributable to Shareholders of Crawford & Company	$7,764	$(51,671)	115%

Earnings (Loss) Per Share - Basic:
Class A Common Stock	$0.15	$(0.93)	116%
Class B Common Stock	$0.13	$(0.95)	114%

Earnings (Loss) Per Share - Diluted:
Class A Common Stock	$0.14	$(0.93)	115%
Class B Common Stock	$0.13	$(0.95)	114%

Cash Dividends Per Share:
Class A Common Stock	$0.07	$0.07	—%
Class B Common Stock	$0.05	$0.05	—%

nm = not meaningful

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Year Ended December 31,	2016	2015	% Change

Revenues:
Revenues Before Reimbursements	$1,109,286	$1,170,385	(5)%
Reimbursements	68,302	71,135	(4)%
Total Revenues	1,177,588	1,241,520	(5)%

Costs and Expenses:
Costs of Services Provided, Before Reimbursements	788,373	869,217	(9)%
Reimbursements	68,302	71,135	(4)%
Total Costs of Services	856,675	940,352	(9)%

Selling, General, and Administrative Expenses	239,852	241,602	(1)%
Corporate Interest Expense, Net	9,185	8,383	10%
Goodwill Impairment Charges	—	49,314	nm
Restructuring and Special Charges	9,490	34,395	(72)%
Total Costs and Expenses	1,115,202	1,274,046	(12)%

Other Income	855	753	14%

Income (Loss) Before Income Taxes	63,241	(31,773)	299%
Provision for Income Taxes	25,565	13,832	85%

Net Income (Loss)	37,676	(45,605)	183%

Net (Income) Loss Attributable to Noncontrolling Interests	(1,710)	117	nm

Net Income (Loss) Attributable to Shareholders of Crawford & Company	$35,966	$(45,488)	179%

Earnings (Loss) Per Share - Basic:
Class A Common Stock	$0.68	$(0.79)	186%
Class B Common Stock	$0.60	$(0.87)	169%

Earnings (Loss) Per Share - Diluted:
Class A Common Stock	$0.67	$(0.79)	185%
Class B Common Stock	$0.60	$(0.87)	169%

Cash Dividends Per Share:
Class A Common Stock	$0.28	$0.28	—%
Class B Common Stock	$0.20	$0.20	—%

nm = not meaningful

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2016 and December 31, 2015
Unaudited
(In Thousands, Except Par Values)

	December 31,	December 31,
	2016	2015
ASSETS

Current Assets:
Cash and Cash Equivalents	$81,569	$76,066
Accounts Receivable, Net	153,566	164,596
Unbilled Revenues, at Estimated Billable Amounts	101,809	98,659
Income Taxes Receivable	3,781	4,255
Prepaid Expenses and Other Current Assets	24,006	26,601
Total Current Assets	364,731	370,177

Property and Equipment	125,493	140,383
Less Accumulated Depreciation	(95,888)	(102,331)
Net Property and Equipment	29,605	38,052

Other Assets:
Goodwill	91,750	95,616
Intangible Assets Arising from Business Acquisitions, Net	86,931	104,861
Capitalized Software Costs, Net	80,960	79,996
Deferred Income Tax Assets	30,379	47,371
Other Noncurrent Assets	51,503	47,333
Total Other Assets	341,523	375,177

Total Assets	$735,859	$783,406

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-Term Borrowings	$30	$19,958
Accounts Payable	51,991	44,615
Accrued Compensation and Related Costs	74,466	68,843
Self-Insured Risks	14,771	14,122
Income Taxes Payable	3,527	4,419
Deferred Rent	12,142	13,303
Other Accrued Liabilities	34,922	44,577
Deferred Revenues	37,456	46,552
Current Installments of Capital Leases	982	1,959
Total Current Liabilities	230,287	258,348

Noncurrent Liabilities:
Long-Term Debt and Capital Leases, Less Current Installments	187,002	225,365
Deferred Revenues	25,884	26,592
Accrued Pension Liabilities	105,175	121,732
Other Noncurrent Liabilities	28,247	27,018
Total Noncurrent Liabilities	346,308	400,707

Shareholders' Investment:
Class A Common Stock, $1.00 Par Value	31,296	30,537
Class B Common Stock, $1.00 Par Value	24,690	24,690
Additional Paid-in Capital	48,108	41,936
Retained Earnings	261,562	239,161
Accumulated Other Comprehensive Loss	(211,773)	(222,631)
Shareholders' Investment Attributable to Shareholders of Crawford & Company	153,883	113,693
Noncontrolling Interests	5,381	10,658
Total Shareholders' Investment	159,264	124,351

Total Liabilities and Shareholders' Investment	$735,859	$783,406

CRAWFORD & COMPANY
SUMMARY RESULTS BY OPERATING SEGMENT
Unaudited
(In Thousands, Except Percentages)
Three Months Ended December 31,

	U.S. Services		%	International		%	Broadspire		%	Garden City Group		%
	2016	2015	Change	2016	2015	Change	2016	2015	Change	2016	2015	Change

Revenues Before Reimbursements	$57,385	$56,805	1%	$117,483	$124,944	(6)%	$74,002	$75,442	(2)%	$23,553	$27,684	(15)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	35,542	34,995	2%	74,919	80,279	(7)%	41,284	40,906	1%	15,758	19,590	(20)%
% of Revenues Before Reimbursements	62%	62%		64%	64%		56%	54%		67%	71%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	14,139	13,945	1%	31,269	37,350	(16)%	26,212	27,500	(5)%	6,489	6,400	1%
% of Revenues Before Reimbursements	25%	25%		27%	30%		35%	36%		28%	23%

Total Operating Expenses	49,681	48,940	2%	106,188	117,629	(10)%	67,496	68,406	(1)%	22,247	25,990	(14)%

Operating Earnings (1)	$7,704	$7,865	(2)%	$11,295	$7,315	54%	$6,506	$7,036	(8)%	$1,306	$1,694	(23)%
% of Revenues Before Reimbursements	13%	14%		10%	6%		9%	9%		6%	6%

Twelve Months Ended December 31,

	U.S. Services		%	International		%	Broadspire		%	Garden City Group		%
	2016	2015	Change	2016	2015	Change	2016	2015	Change	2016	2015	Change

Revenues Before Reimbursements	$231,198	$242,488	(5)%	$479,884	$506,650	(5)%	$301,977	$293,032	3%	$96,227	$128,215	(25)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	136,060	149,742	(9)%	305,282	337,125	(9)%	167,037	159,169	5%	63,681	90,363	(30)%
% of Revenues Before Reimbursements	59%	62%		64%	67%		55%	54%		66%	70%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	59,422	60,044	(1)%	132,064	150,726	(12)%	104,937	109,846	(4)%	24,703	26,345	(6)%
% of Revenues Before Reimbursements	26%	25%		28%	30%		35%	37%		26%	21%

Total Operating Expenses	195,482	209,786	(7)%	437,346	487,851	(10)%	271,974	269,015	1%	88,384	116,708	(24)%

Operating Earnings (1)	$35,716	$32,702	9%	$42,538	$18,799	126%	$30,003	$24,017	25%	$7,843	$11,507	(32)%
% of Revenues Before Reimbursements	15%	13%		9%	4%		10%	8%		8%	9%
NOTE: "Direct Compensation, Fringe Benefits & Non-Employee Labor" and "Expenses Other Than Direct Compensation, Fringe Benefits & Non-Employee Labor" components are not comparable across segments, but are comparable within each segment across periods.
(1) A non-GAAP financial measurement which represents net income attributable to the applicable reporting segment excluding income taxes, net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, goodwill impairment, restructuring and special charges, and certain unallocated corporate and shared costs. See pages 5-6 for additional information about segment operating earnings.

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2016 and December 31, 2015
Unaudited
(In Thousands)

	2016	2015
Cash Flows From Operating Activities:
Net Income (Loss)	$37,676	$(45,605)
Reconciliation of Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	40,743	43,498
Impairment of Goodwill	—	49,314
Deferred Income Taxes	10,531	4,120
Stock-Based Compensation Costs	5,252	3,229
Loss (Gain) on Disposals of Property and Equipment, Net	66	(356)
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Accounts Receivable, Net	2,781	26,526
Unbilled Revenues, Net	(7,782)	3,053
Accrued or Prepaid Income Taxes	1,755	5,948
Accounts Payable and Accrued Liabilities	17,120	(21,151)
Deferred Revenues	(8,846)	363
Accrued Retirement Costs	(9,046)	(16,402)
Prepaid Expenses and Other Operating Activities	8,614	9,118
Net Cash Provided by Operating Activities	98,864	61,655

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment	(10,354)	(12,144)
Capitalization of Computer Software Costs	(18,845)	(20,775)
Payments for Business Acquisitions, Net of Cash Acquired	(3,672)	(68,259)
Other Investing Activities	(95)	—
Net Cash Used In Investing Activities	(32,966)	(101,178)

Cash Flows From Financing Activities:
Cash Dividends Paid	(13,565)	(13,511)
Payments Related to Shares Received for Withholding Taxes Under Stock-Based Compensation Plans	(1,342)	(479)
Proceeds from Shares Purchased Under Employee Stock-Based Compensation Plans	1,743	1,320
Decrease in Note Payable for Stock Repurchase	(2,206)	—
Repurchases of Common Stock	—	(1,240)
Increases in Short-Term and Revolving Credit Facility Borrowings	80,164	147,509
Payments on Short-Term and Revolving Credit Facility Borrowings	(118,044)	(62,017)
Payments on Capital Lease Obligations	(1,508)	(1,993)
Capitalized Loan Costs	(12)	(1,299)
Dividends Paid to Noncontrolling Interests	(381)	(401)
Net Cash (Used In) Provided By Financing Activities	(55,151)	67,889

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(5,244)	(4,756)
Increase in Cash and Cash Equivalents	5,503	23,610
Cash and Cash Equivalents at Beginning of Year	76,066	52,456
Cash and Cash Equivalents at End of Year	$81,569	$76,066